Exhibit (a)(1)(J)
Boeing Defense, Space & Security
P.O. Box 516
St. Louis, MO 63166
www.boeing.com
Boeing Commences Tender Offer for All Shares of Argon ST
     ST. LOUIS, July 8, 2010 — The Boeing Company [NYSE: BA] is commencing today, through its wholly owned subsidiary, Vortex Merger Sub Inc., a cash tender offer to purchase all of the outstanding shares of common stock of Argon ST Inc. [NASDAQ: STST]. Boeing announced on Wednesday, June 30 that it had entered into a merger agreement with Argon ST.
     Upon successful completion of the tender offer, shareholders of Argon ST will receive $34.50 in cash for each share of Argon ST common stock validly tendered and not validly withdrawn, without interest and less any required withholding taxes.
     The board of directors of Argon ST has unanimously determined that the offer and the other transactions contemplated by the merger agreement are fair to and in the best interests of Argon ST’s stockholders, and has recommended that Argon ST’s stockholders tender their shares in the offer.
     The tender offer is scheduled to expire at 12:00 midnight, Eastern time, at the end of the day on Wednesday, Aug. 4, 2010, unless the tender offer is extended.
     The consummation of the tender offer is conditioned upon the tender of a majority of the outstanding shares of Argon ST’s common stock on a fully diluted basis, as well as receipt of antitrust clearance and other conditions that are specified in the offer documents. Following completion of the tender offer and, if required, receipt of stockholder approval, Boeing expects to consummate a merger in which remaining Argon ST stockholders will receive the same cash price per share as paid in the tender offer. There is no financing condition to the tender offer. Following the merger, Argon ST will become a wholly owned subsidiary of Boeing and a new division of Boeing Network & Space Systems, a business within the Boeing Defense, Space & Security operating unit.
     A unit of The Boeing Company, Boeing Defense, Space & Security (www.boeing.com/bds/) is one of the world’s largest defense, space and security businesses specializing in innovative and capabilities-driven customer solutions, and the world’s largest and most versatile manufacturer of military aircraft. Headquartered in St. Louis, Boeing Defense, Space & Security is a $34 billion business with 68,000 employees worldwide.
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Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which will be filed by Boeing and Vortex Merger Sub Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on July 8, 2010. In addition, on or about July 8, 2010, Argon ST, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Argon ST are strongly advised to read the tender offer statement and the related solicitation/recommendation statement that will be filed by Argon ST with the SEC, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Argon ST at no expense to them. These documents will be available at no charge on the SEC’s web site at http://www.sec.gov. The tender offer statement and related materials may be obtained for free by directing a request by mail to the information agent for the tender offer, Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022 or by calling toll-free (888) 750-5834.
Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “plans,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements regarding the proposed acquisition of Argon ST include, but are not limited to, statements regarding the expected timetable for completing the transaction, future business prospects, our guidance relating to 2010 and 2011 financial and operating performance, product development and benefits and synergies of the transaction, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the effect of economic conditions in the United States and globally, the ability of the parties to satisfy the transaction conditions and consummate the merger, the risk that competing offers will be made, our ability to successfully integrate Argon ST’s business and realize anticipated synergies and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission.
Media Contact:
David Sidman
Boeing Communications
314-406-1818
david.sidman@boeing.com
Investor Contact:
Scott Fitterer
Boeing Investor Relations
312-544-2140